Exhibit 10.1

Execution Copy
(Bluegreen to Depositor – Commitment I)

SECOND AMENDED AND RESTATED PURCHASE AND CONTRIBUTION AGREEMENT

This SECOND AMENDED AND RESTATED PURCHASE AND CONTRIBUTION AGREEMENT (this “Agreement”), dated as of May 1, 2017, is by and among Bluegreen Corporation, a Florida corporation (“Bluegreen” or a “Seller”) and Bluegreen Timeshare Finance Corporation I, a Delaware corporation (the “Depositor”) and their respective permitted successors and assigns, hereby amends and restates in its entirety that Certain Amended and Restated Purchase and Contribution Agreement, dated as of December 1, 2013, between Bluegreen and the Depositor (as amended from time to time, the “Original Agreement”).

W I T N E S S E T H:

WHEREAS, the parties hereto desire to amend and restate in its entirety the Original Agreement as provided herein, and all actions required to do so under the Original Agreement have been taken;

WHEREAS, on the Closing Date, the Depositor, as seller, intends to enter into that certain Second Amended and Restated Sale Agreement, dated as of May 1, 2017 (as amended, restated, supplemented and/or otherwise modified from time to time in accordance with its terms, the “Sale Agreement”), by and between the Depositor and BXG Timeshare Trust I, a Delaware statutory trust (the “Issuer”) pursuant to which the Depositor intends to sell to the Issuer, the timeshare loans acquired by the Depositor from time to time pursuant to the terms of this Agreement;

WHEREAS, on the Closing Date, Bluegreen intends to enter into that certain Sixth Amended and Restated Indenture, dated as of May 1, 2017 (as amended, restated, supplemented and/or otherwise modified from time to time in accordance with its terms, the “Indenture”), by and among the Issuer, Bluegreen, as servicer (in such capacity, the “Servicer”), Vacation Trust, Inc., a Florida corporation, as club trustee (the “Club Trustee”), Concord Servicing Corporation, as backup servicer, KeyBank National Association, a national banking association (“KeyBank”), as a funding agent, DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main (“DZ BANK”), as a funding agent (each of KeyBank and DZ BANK, a “Funding Agent” and together the “Funding Agents”), and U.S. Bank National Association, as indenture trustee (in such capacity, the “Indenture Trustee”), as custodian (in such capacity, the “Custodian”) and as paying agent (in such capacity, the “Paying Agent”), whereby the Issuer will pledge the Trust Estate (as defined in the Indenture) to the Indenture Trustee to secure the Issuer’s Timeshare Loan-Backed VFN Notes, Series I (the “Notes”);

WHEREAS, (i) the Seller desires to sell, and the Depositor desires to purchase, from time to time, Timeshare Loans originated by the Seller or an Affiliate thereof and (ii)

Bluegreen, as the sole shareholder of the Depositor, desires to make a contribution of capital pursuant to the terms hereof;

WHEREAS, pursuant to the terms of (i) the Sale Agreement, the Depositor shall sell to the Issuer any Timeshare Loans acquired from the Seller and (ii) the Indenture, the Issuer shall pledge such Timeshare Loans, as part of the Trust Estate, to the Indenture Trustee to secure the Notes;

WHEREAS, the Seller may, and in certain circumstances will be required, to cure, repurchase or substitute and provide one or more Qualified Substitute Timeshare Loans for a Timeshare Loan that is a Defective Timeshare Loan, previously sold to the Depositor hereunder and pledged to the Indenture Trustee pursuant to the Indenture; and

WHEREAS, the Depositor may, at the direction of the Seller, be required to exercise the Seller’s option to purchase or substitute Timeshare Loans that become subject to an Upgrade or Defaulted Timeshare Loans previously sold to the Issuer hereunder and pledged to the Indenture Trustee pursuant to the Indenture.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

section 1. Definitions; Interpretation.  Capitalized terms used but not defined herein shall have the meanings specified in the “Seventh Amended and Restated Standard Definitions” attached hereto as Annex A.

section 2. Acquisition of Timeshare Loans and Contribution of Capital to the Depositor.

(a) Timeshare Loans and Contribution of Capital. On each Funding Date, the Seller hereby agrees to (x) sell in part and contribute in part to the Depositor in return for the Timeshare Loan Acquisition Price for each Timeshare Loan to be sold on such Funding Date to be paid in part in cash and in part as an increase in its equity ownership of the Depositor and (y) transfer, assign, sell and grant to the Depositor, without recourse (except as provided in Section 6 and Section 8 hereof), any and all of the Seller’s right, title and interest in and to (i) any Timeshare Loans listed on the related Borrowing Notice, (ii) the Receivables in respect of such Timeshare Loans due after the related Cut-Off Date, (iii) the related Timeshare Loan Documents (excluding any rights as developer or declarant under the Timeshare Declaration, the Timeshare Program Consumer Documents or the Timeshare Program Governing Documents), (iv) all Related Security in respect of each such Timeshare Loan and (v) all income, payments, proceeds and other benefits and rights related to any of the foregoing (the property in clauses (i)-(v), being the “Assets”). Upon such contribution, sale and transfer, the ownership of each Timeshare Loan and all collections allocable to principal and interest thereon after the related Cut-Off Date and all other property interests or rights conveyed pursuant to and referenced in this Section 2(a) shall immediately vest in the Depositor, its successors and assigns.  The Seller shall not take any action inconsistent with such ownership nor claim any ownership interest in any Timeshare Loan for any purpose whatsoever other than for federal and state income tax reporting, if applicable.

The parties to this Agreement hereby acknowledge that the “credit risk” of the Timeshare Loans conveyed hereunder shall be borne by the Depositor and its subsequent assignees.

(b) Delivery of Timeshare Loan Documents. In connection with the contribution, sale, transfer, assignment and conveyance of the Timeshare Loans hereunder, the Seller hereby agrees to deliver or cause to be delivered, at least five Business Days prior to each Funding Date, to the Custodian all related Timeshare Loan Files and to the Servicer all related Timeshare Loan Servicing Files.

(c) Collections. The Seller shall deposit or cause to be deposited all collections in respect of Timeshare Loans received by the Seller or its Affiliates after the related Cut-Off Date in the Lockbox Account and, with respect to Credit Card Timeshare Loans, direct each applicable credit card vendor to deposit all payments in respect of such Credit Card Timeshare Loans to the Lockbox Account.

(d) Limitation of Liability.  Neither the Depositor nor any subsequent assignee of the Depositor shall have any obligation or liability with respect to any Timeshare Loan nor shall the Depositor or any subsequent assignee have any liability to any Obligor in respect of any Timeshare Loan.  No such obligation or liability is intended to be assumed by the Depositor or any subsequent assignee herewith and any such liability is hereby expressly disclaimed.

section 3. Intended Characterization; Grant of Security Interest. It is the intention of the parties hereto that each transfer of Timeshare Loans to be made pursuant to the terms hereof shall constitute a sale, in part, and a capital contribution, in part, by the Seller to the Depositor and not a loan secured by such Timeshare Loans.  In the event, however, that a court of competent jurisdiction were to hold that any such transfer constitutes a loan and not a sale and contribution (a “Recharacterization”), it is the intention of the parties hereto that the Seller shall be deemed to have granted to the Depositor as of the date hereof a first priority perfected security interest in all of the Seller’s right, title and interest in, to and under the Assets and the QSTL Assets (as hereinafter defined) specified in Section 2 hereof and Section 6(f) hereof, respectively, and the proceeds thereof and that with respect to such transfer, this Agreement shall constitute a security agreement under applicable law.  In the event of a Recharacterization, the amount of interest payable or paid with respect to such loan under the terms of this Agreement shall be limited to an amount which shall not exceed the maximum non-usurious rate of interest allowed by the applicable state law or any applicable law of the United States permitting a higher maximum non-usurious rate that preempts such applicable state law, which could lawfully be contracted for, charged or received (the “Highest Lawful Rate”).  In the event any payment of interest on any such loan exceeds the Highest Lawful Rate, the parties hereto stipulate that (a) to the extent possible given the term of such loan, such excess amount previously paid or to be paid with respect to such loan be applied to reduce the principal balance of such loan, and the provisions thereof immediately be deemed reformed and the amounts thereafter collectible thereunder reduced, without the necessity of the execution of any new document, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount otherwise called for thereunder and (b) to the extent that the reduction of the principal balance of, and the amounts collectible under, such loan and the reformation of the provisions thereof described in the immediately preceding clause (a) is not possible given the term of such loan, such excess amount will be deemed to have been paid with respect to such loan as a result of an error and upon discovery of such error or upon notice thereof by any party hereto such amount shall be refunded by the recipient thereof.  In the case of any Recharacterization, each of the Seller and the Depositor represents and warrants as to itself that each remittance of Collections by the Seller to the Depositor hereunder will have been (i) in payment of a debt incurred by the Seller in the ordinary course of business or financial affairs of the Seller and the Depositor and (ii) made in the ordinary course of business or financial affairs of the Seller and the Depositor.

The characterization of the Seller as “debtor” and the Depositor as “secured party” in any such security agreement and any related financing statements required hereunder is solely for protective purposes and shall in no way be construed as being contrary to the intent of the parties that this transaction be treated as a sale and contribution to the Depositor of the Seller’s entire right, title and interest in and to the Assets and the QSTL Assets.

Each of the Seller, Club, Club Trustee and any of their Affiliates hereby agrees to make the appropriate entries in its general accounting records to indicate that the Timeshare Loans have been transferred to the Depositor and its subsequent assignees.

section 4. Conditions Precedent to Acquisition of Timeshare Loans by the Depositor. The obligations of the Depositor to purchase any Timeshare Loans hereunder shall be subject to the satisfaction of the following conditions:

(a) With respect to each Funding Date for each Timeshare Loan or any Qualified Substitute Timeshare Loan replacing a Timeshare Loan, all representations and warranties of the Seller contained in Section 5(a) hereof shall be true and correct on such date as if made on such date, and all representations and warranties as to the Timeshare Loans contained in Section 5(b) hereof and all information provided in the Schedule of Timeshare Loans in respect of each such Timeshare Loan conveyed on such Funding Date shall be true and correct on such Funding Date.

(b) Prior to a Funding Date, the Seller shall have delivered or shall have caused the delivery of (i) the related Timeshare Loan Files to the Custodian and the Custodian shall have delivered a Custodian’s Certification therefor pursuant to the Custodial Agreement and (ii) the Timeshare Loan Servicing Files to the Servicer.

(c) The Seller shall have delivered or caused to be delivered all other information theretofore required or reasonably requested by the Depositor to be delivered by the Seller or performed or caused to be performed all other obligations required to be performed as of the related Funding Date, including all filings, recordings and/or registrations as may be necessary in the reasonable opinion of the Depositor, the Issuer or the Indenture Trustee to establish and preserve the right, title and interest of the Depositor, the Issuer or the Indenture Trustee, as the case may be, in the related Timeshare Loans.

(d) On the related Funding Date, the Indenture shall be in full force and effect.
(e) Each of the conditions precedent to a Borrowing under the Indenture and the Note Funding Agreement shall have been satisfied.

(f) Each Timeshare Loan conveyed on a Funding Date shall be an Eligible Timeshare Loan.

(g) Each Qualified Substitute Timeshare Loan replacing a Timeshare Loan shall satisfy each of the criteria specified in the definition of “Qualified Substitute Timeshare Loan” and each of the conditions herein and in the Indenture for substitution of Timeshare Loans shall have been satisfied.

(h) The Depositor shall have received such other certificates and opinions as it shall reasonably request.
section 5. Representations and Warranties and Certain Covenants of the Seller.

(a) The Seller represents and warrants to the Depositor and the Indenture Trustee for the benefit of the Noteholders, on the Closing Date and on each Funding Date (with respect to any Timeshare Loans or Qualified Substitute Timeshare Loans transferred on such Funding Date or Transfer Date) as follows:

(i) Due Incorporation; Valid Existence; Good Standing. It is a corporation duly organized and validly existing in good standing under the laws of the jurisdiction of its incorporation; and is duly qualified to do business as a foreign corporation and in good standing under the laws of each jurisdiction where the character of its property, the nature of its business or the performance of its obligations under this Agreement makes such qualification necessary, except where the failure to be so qualified will not have a material adverse effect on its business or its ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or under the transactions contemplated hereunder or thereunder or the validity or enforceability of any Timeshare Loans.

(ii) Possession of Licenses, Certificates, Franchises and Permits. It holds, and at all times during the term of this Agreement will hold, all licenses, certificates, franchises and permits from all governmental authorities necessary for the conduct of its business, and has received no notice of proceedings relating to the revocation of any such license, certificate, franchise or permit, which singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would materially and adversely affect its ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or under the transactions contemplated hereunder or thereunder or the validity or enforceability of any Timeshare Loans.

(iii) Corporate Authority and Power. It has, and at all times during the term of this Agreement will have, all requisite corporate power and authority to own its properties, to conduct its business, to execute and deliver this Agreement and all documents and transactions contemplated hereunder and to perform all of its obligations under this Agreement and any other Transaction Document to which it is a party or under the transactions contemplated hereunder or thereunder. The Seller has all requisite corporate power and authority to acquire, own, transfer and convey Timeshare Loans to the Depositor.

(iv) Authorization, Execution and Delivery Valid and Binding.  This Agreement and all other Transaction Documents and instruments required or contemplated hereby to be executed and delivered by the Seller have been duly authorized, executed and delivered by the Seller and, assuming the due execution and delivery by, the other party or parties hereto and thereto, constitute legal, valid and binding agreements enforceable against the Seller in accordance with their respective terms subject, as to enforceability, to bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium and other similar applicable laws affecting the enforceability of creditors’ rights generally applicable in the event of the bankruptcy, insolvency, reorganization, liquidation or dissolution, as applicable, of the Seller and to general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law.  This Agreement constitutes a valid transfer of the Seller’s interest in the Timeshare Loans to the Depositor or, in the event of the characterization of any such transfer as a loan, the valid creation of a first priority perfected security interest in such Timeshare Loans in favor of the Depositor.

(v) No Violation of Law, Rule, Regulation, etc. The execution, delivery and performance by the Seller of this Agreement and any other Transaction Document to which it is a party do not and will not (A) violate any of the provisions of its articles of incorporation or bylaws, (B) violate any provision of any law, governmental rule or regulation currently in effect applicable to it or its properties or by which the Seller or its properties may be bound or affected, including, without limitation, any bulk transfer laws, where such violation would have a material adverse effect on its ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or under the transactions contemplated hereunder or thereunder or the validity or enforceability of the Timeshare Loans, (C) violate any judgment, decree, writ, injunction, award, determination or order currently in effect applicable to it or its properties or by which the Seller or its properties are bound or affected, where such violation would have a material adverse effect on its ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or under the transactions contemplated hereunder or thereunder or the validity or enforceability of any Timeshare Loans, (D) conflict with, or result in a breach of, or constitute a default under, any of the provisions of any indenture, mortgage, deed of trust, contract or other instrument to which it is a party or by which it is bound where such violation would have a material adverse effect on its ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or under the transactions contemplated hereunder or thereunder or the validity or enforceability of Timeshare Loans or (E) result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, mortgage, deed of trust, contract or other instrument.

(vi) Governmental Consent. No consent, approval, order or authorization of, and no filing with or notice to, any court or other Governmental Authority in respect of the Seller is required which has not been obtained in connection with the authorization, execution, delivery or performance by the Seller of this Agreement or any of the other Transaction Documents to which it is a party or under the transactions contemplated hereunder or thereunder, including, without limitation, the transfer of Timeshare Loans and the creation of the security interest of the Depositor therein pursuant to Section 3 hereof.

(vii) Defaults. It is not in default under any agreement, contract, instrument or indenture to which it is a party or by which it or its properties is or are bound, or with respect to any order of any court, administrative agency, arbitrator or governmental body, in each case, which would have a material adverse effect on the transactions contemplated hereunder or on its business, operations, financial condition or assets, and no event has occurred which with notice or lapse of time or both would constitute such a default with respect to any such agreement, contract, instrument or indenture, or with respect to any such order of any court, administrative agency, arbitrator or governmental body.

(viii) Insolvency. It is solvent and will not be rendered insolvent by the transfer of any Timeshare Loans hereunder. On and after the Closing Date, it will not engage in any business or transaction the result of which would cause the property remaining with it to constitute an unreasonably small amount of capital.

(ix) Pending Litigation or Other Proceedings. Other than as described on Schedule 5 hereto, there is no pending or, to its Knowledge, threatened action, suit, proceeding or investigation before any court, administrative agency, arbitrator or governmental body against or affecting it which, if decided adversely, would materially and adversely affect (A) its condition (financial or otherwise), business or operations, (B) its ability to perform its obligations under, or the validity or enforceability of, this Agreement or any other documents or transactions contemplated under this Agreement, (C) any Timeshare Loan or title of any Obligor to any related Timeshare Property pursuant to the applicable Owner Beneficiary Agreement or (D) the Depositor’s  or any of its assigns’ ability to foreclose or otherwise enforce the liens of the Mortgage Notes and the rights of the Obligors to use and occupy the related Timeshare Properties pursuant to the applicable Owner Beneficiary Agreement.

(x) Information. No document, certificate or report furnished or required to be furnished by or on behalf of the Seller pursuant to this Agreement, in its capacity as Seller, contains or will contain when furnished any untrue statement of a material fact or fails or will fail to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which it was made. There are no facts known to the Seller which, individually or in the aggregate, materially adversely affect, or which (aside from general economic trends) may reasonably be expected to materially adversely affect in the future, the financial condition or assets or business of the Seller, or which may impair the ability of the Seller to perform its obligations under this Agreement, which have not been disclosed herein or therein or in the certificates and other documents furnished to the Depositor by or on behalf of the Seller specifically for use in connection with the transactions contemplated hereby or thereby.  Notwithstanding the foregoing, it is acknowledged and agreed that the financial statement restatement discussed in the Seller’s December 19, 2005 Form 8-K filed with the U.S. Securities and Exchange Commission shall not constitute a violation of this Section 5(a)(x).

(xi) Foreign Tax Liability. It is not aware of any Obligor under a Timeshare Loan who has withheld any portion of payments due under such Timeshare Loan because of the requirements of a foreign taxing authority, and no foreign taxing authority has contacted it concerning a withholding or other foreign tax liability.

(xii) Employee Benefit Plan Liability.  As of the Closing Date and as of each Funding Date, as applicable, (A), neither the Seller nor any of its Commonly Controlled Affiliates has or has incurred any “accumulated funding deficiency” (as such term is defined under ERISA and the Code), whether or not waived, with respect to any “Employee Pension Benefit Plan” (as defined below) that either individually or in the aggregate could Cause a Material Adverse Effect (as defined below), and, to the Seller’s Knowledge, no event has occurred or circumstance exists that may result in any accumulated funding deficiency of any such plan that either individually or in the aggregate could Cause a Material Adverse Effect; (B) neither the Seller nor any of its Commonly Controlled Affiliates has any unpaid “minimum required contribution” (as such term is defined under ERISA and the Code) with respect to any Employee Pension Benefit Plan, whether or not such unpaid minimum required contribution is waived, that either individually or in the aggregate could Cause a Material Adverse Effect, and, to the Seller’s Knowledge, no event has occurred or circumstance exists that may result in any unpaid minimum required contribution as of the last day of the current plan year of any such plan that either individually or in the aggregate could Cause a Material Adverse Effect; (C) the Seller and each of its Commonly Controlled Affiliates have no outstanding liability for any undisputed contribution required under any Seller Multiemployer Plan (as defined below) that either individually or in the aggregate could Cause a Material Adverse Effect; and (D) the Seller and each of its Commonly Controlled Affiliates have no outstanding liability for any disputed contribution required under any Seller Multiemployer Plan that either individually or in the aggregate could Cause a Material Adverse Effect.  As of the Closing Date and as of each Funding Date, as applicable, to the Seller’s Knowledge (1) neither the Seller nor any of its Commonly Controlled Affiliates has incurred any Withdrawal Liability (as defined below) that either individually or in the aggregate could Cause a Material Adverse Effect, and (2) no event has occurred or circumstance exists that could result in any Withdrawal Liability that either individually or in the aggregate could Cause a Material Adverse Effect.  As of the Closing Date and as of each Funding Date, as applicable, to the Seller’s Knowledge, neither the Seller nor any of its Commonly Controlled Affiliates has received notification of the reorganization, termination, partition, or insolvency of any Multiemployer Plan that could either individually or in the aggregate Cause a Material Adverse Effect.  For purposes of this subsection 5(a)(xii), “Cause a Material Adverse Effect” means reasonably be expected to result in a material adverse effect on the Seller or any of its Commonly Controlled Affiliates; “Commonly Controlled Affiliates” means those direct or indirect affiliates of the Seller that would be considered a single employer with the Seller under Section 414(b), (c), (m), or (o) of the Code; “Employee Pension Benefit Plan” means an employee pension benefit plan as such term is defined in Section 3(2) of

ERISA that is sponsored, maintained or contributed to by the Seller or any of its Commonly Controlled Affiliates (other than a Seller Multiemployer Plan); “Multiemployer Plan” means a multiemployer plan as such term is defined in Section 3(37) of ERISA; “Seller Multiemployer Plan” means a Multiemployer Plan to which the Seller or any of its Commonly Controlled Affiliates contributes or in which the Seller or any of its Commonly Controlled Affiliates participates; and “Withdrawal Liability” means liability as determined under ERISA for the complete or partial withdrawal of the Seller or any of its Commonly Controlled Affiliates from a Multiemployer Plan.

(xiii) Taxes. Other than as described on Schedule 5 hereto, it (A) has filed all tax returns (federal, state and local) which it reasonably believes are required to be filed and has paid or made adequate provision in its GAAP financial statements for the payment of all taxes, assessments and other governmental charges due from it or is contesting any such tax, assessment or other governmental charge in good faith through appropriate proceedings or except where the failure to file or pay will not have a material adverse effect on the rights and interests of the Depositor, (B) knows of no basis for any material additional tax assessment for any fiscal year for which adequate reserves in its GAAP financial statements have not been established and (C) intends to pay all such taxes, assessments and governmental charges, if any, when due.

(xiv) Place of Business. The principal place of business and chief executive office where the Seller keeps its records concerning Timeshare Loans will be 4960 Conference Way North, Suite 100, Boca Raton, Florida 33431 (or such other place specified by the Seller by written notice to the Depositor and the Indenture Trustee).  The Seller is a corporation formed under the laws of the Commonwealth of Massachusetts.

(xv) Securities Laws. It is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended. No portion of the Timeshare Loan Acquisition Price for each of the Timeshare Loans will be used by it to acquire any security in any transaction which is subject to Section 13 or Section 14 of the Securities Exchange Act of 1934, as amended.

(xvi) Bluegreen Vacation Club. With respect to the Club Loans:

(A) The Club Trust Agreement, of which a true and correct copy is attached hereto as Exhibit B is in full force and effect; and a certified copy of the Club Trust Agreement has been delivered to the Indenture Trustee together with all amendments and supplements in respect thereof;

(B) The arrangement of contractual rights and obligations (duly established in accordance with the Club Trust Agreement under the laws of the State of Florida) was established for the purpose of holding and preserving certain property for the benefit of the Beneficiaries referred to in the Club Trust Agreement.  The Club Trustee has all necessary trust and other authorizations and powers required to carry out its obligations under the Club Trust Agreement in the State of Florida and in all other states in which it holds Resort Interests.  The Club is not a corporation or business trust under the laws of the State of Florida.  The Club is not taxable as an association, corporation or business trust under federal law or the laws of the State of Florida;

(C) The Club Trustee is a corporation duly formed, validly existing and in good standing under the laws of the State of Florida.  As of the Closing Date, the Club Trustee is qualified to do business as a foreign corporation and is in good standing under the laws of the state of Tennessee.  As of each Funding Date, the Club Trustee will be duly qualified to do business as a foreign corporation and will be in good standing under the laws of each jurisdiction it is required by law to be. The Club Trustee is not an affiliate of the Servicer for purposes of Chapter 721, Florida Statutes and is in compliance with the requirements of such Chapter 721 requiring that it be independent of the Servicer;

(D) The Club Trustee has all necessary corporate power to execute and deliver, and has all necessary corporate power to perform its obligations under this Agreement, the other Transaction Documents to which it is a party, the Club Trust Agreement and the Club Management Agreement.  The Club Trustee possesses all requisite franchises, operating rights, licenses, permits, consents, authorizations, exemptions and orders as are necessary to discharge its obligations under the Club Trust Agreement;

(E) The Club Trustee holds all right, title and interest in and to all of the Timeshare Properties related to the Club Loans solely for the benefit of the Beneficiaries referred to in, and subject in each case to the provisions of, the Club Trust Agreement and the other documents and agreements related thereto.  Except with respect to the Mortgages (or a pledge of the Co-op Shares in connection with Aruba Club Loans), the Club Trustee has not permitted any such Timeshare Properties to be made subject to any lien or encumbrance;

(F) There are no actions, suits, proceedings, orders or injunctions pending against the Club or the Club Trustee, at law or in equity, or before or by any governmental authority which, if adversely determined, could reasonably be expected to have a material adverse effect on the Trust Estate or the Club Trustee’s ability to perform its obligations under the Transaction Documents;

(G) Neither the Club nor the Club Trustee has incurred any indebtedness for borrowed money (directly, by guarantee, or otherwise);

(H) All ad valorem taxes and other taxes and assessments against the Club and/or its trust estate have been paid when due and neither the Seller nor the Club Trustee knows of any basis for any additional taxes or assessments against any such property.  The Club has filed all required tax returns and has paid all taxes shown to be due and payable on such returns, including all taxes in respect of sales of Owner Beneficiary Rights (as defined in the Club Trust Agreement) and Vacation Points, if any;

(I) The Club and the Club Trustee are in compliance in all material respects with all applicable laws, statutes, rules and governmental regulations applicable to it and in compliance with each material instrument, agreement or document to which it is a party or by which it is bound, including, without limitation, the Club Trust Agreement;

(J) Except as expressly permitted in the Club Trust Agreement, the Club has maintained the One-to-One Beneficiary to Accommodation Ratio (as such terms are defined in the Club Trust Agreement);
(K) Bluegreen Vacation Club, Inc. is a not-for-profit corporation duly formed, validly existing and in good standing under the laws of the State of Florida;

(L) Upon purchase of the Club Loans and related Trust Estate hereunder, the Depositor is an “Interest Holder Beneficiary” under the Club Trust Agreement and each of the Club Loans constitutes “Lien Debt”, “Purchase Money Lien Debt” and “Owner Beneficiary Obligations” under the Club Trust Agreement; and

(M) Except as disclosed to the Indenture Trustee in writing or noted in the Custodian’s Certification, each Mortgage associated with a Deeded Club Loan and granted by the Club Trustee or the Obligor on the related Deeded Club Loan, as applicable, has been duly executed, delivered and recorded by or pursuant to the instructions of the Club Trustee under the Club Trust Agreement and such Mortgage is valid and binding and effective to create the lien and security interests in favor of the Indenture Trustee (upon assignment thereof to the Indenture Trustee).  Each of such Mortgages was granted in connection with the financing of a sale of a Resort Interest.

(xvii) Representations and Warranties Regarding Security Interest and Timeshare Loan Files.

(A) In the event of the characterization of the transfers under this Agreement as a loan, the grant under Section 3 hereof creates a valid and continuing security interest (as defined in the applicable UCC) in the Assets and the QSTL Assets in favor of the Depositor, which security interest is prior to all other Liens arising under the UCC, and is enforceable as such against creditors of the Seller, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(B) The Timeshare Loans and the documents evidencing such Timeshare Loans constitute either “accounts”, “chattel paper”, “instruments” or “general intangibles” within the meaning of the applicable UCC.

(C) The Seller owns and has good and marketable title to the Assets and the QSTL Assets free and clear of any Lien, claim or encumbrance of any Person, except for Permitted Liens.

(D) The Seller has caused or will have caused, within ten days of the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Assets and the QSTL Assets granted to the Depositor, by the Depositor to the Issuer and by the Issuer to the Indenture Trustee.

(E) All original executed copies of each Mortgage Note (or an executed Lost Note Affidavit related to such Mortgage Note) that constitute or evidence any Assets or QSTL Assets have been or will be delivered to the Custodian and a Custodian’s Certification therefor has been or will be issued in accordance with the terms of the Custodial Agreement, to Bluegreen, the Funding Agents and the Indenture Trustee.

(F) Other than as contemplated by this Agreement, the Sale Agreement and the Indenture, the Seller has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Assets or the QSTL Assets.  The Seller has not authorized the filing of and is not aware of any financing statements against the Seller that include a description of collateral covering any Assets or QSTL Assets other than any financing statement relating to the security interest granted to the Depositor hereunder, under the Sale Agreement, under the Indenture or that has been terminated.

(G) All financing statements filed or to be filed against the Seller in favor of the Depositor in connection herewith describing the Assets and the QSTL Assets contain a statement to the following effect: “A purchase of or security interest in any collateral described in this financing statement will violate the rights of the Secured Party.”

(H) None of the Mortgage Notes that constitute or evidence any Assets or QSTL Assets has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than to the Depositor, by the Depositor to the Issuer and by the Issuer to the Indenture Trustee.

(b) The Seller hereby makes the representations and warranties relating to the Timeshare Loans contained in Schedule I hereto for the benefit of the Depositor, the Issuer and the Indenture Trustee for the benefit of the Noteholders as of each Funding Date (only with respect to each Timeshare Loan or Qualified Substitute Timeshare Loan transferred on such Funding Date or Transfer Date), as applicable.

(c) It is understood and agreed that the representations and warranties set forth in this Section 5 shall survive the sale and contribution of each Timeshare Loan sold 12 hereunder to the Depositor and any assignment of such Timeshare Loan by the Depositor and shall continue so long as any such Timeshare Loans shall remain outstanding or until such time as such Timeshare Loans are repurchased, purchased or a Qualified Substitute Timeshare Loan is provided pursuant to Section 6 hereof.  The Seller acknowledges that it has been advised that the Depositor intends to assign all of its right, title and interest in and to each Timeshare Loan sold hereunder and its rights and remedies under this Agreement to the Issuer. The Seller agrees that, upon any such assignment, the Depositor and any of its assignees may enforce directly, without joinder of the Depositor (but subject to any defense that the Seller may have under this Agreement) all rights and remedies hereunder.

(d) With respect to any representations and warranties contained in this Section 5 which are made to the Seller’s Knowledge, if it is discovered that any representation and warranty is inaccurate and such inaccuracy materially and adversely affects the value of a Timeshare Loan or the interests of the Depositor or any subsequent assignee thereof, then notwithstanding such lack of Knowledge of the accuracy of such representation and warranty at the time such representation or warranty was made (without regard to any Knowledge qualifiers), such inaccuracy shall be deemed a breach of such representation or warranty for purposes of the repurchase or substitution obligations described in Sections 6(a)(i) or (ii) hereof.

section 6. Repurchases and Substitutions.

(a) Mandatory Repurchases and Substitutions for Breaches of Representations and Warranties. Upon the receipt of notice by the Seller from the Depositor, the Issuer or the Indenture Trustee, of a breach of any of the representations and warranties in Section 5 hereof (on the date on which such representation or warranty was made) which materially and adversely affects the value of a Timeshare Loan or the interests of the Depositor or any subsequent assignee of the Depositor (including the Issuer and the Indenture Trustee on behalf of the Noteholders) therein, the Seller shall, within 30 days (or, if the Seller shall have provided satisfactory evidence to the Funding Agents (at their sole discretion) that (1) such breach cannot be cured within the 30 day period, (2) such breach can be cured within an additional 30 day period and (3) it is diligently pursuing a cure, then 60 days) of receipt of such notice, cure in all material respects the circumstance or condition which has caused such representation or warranty to be incorrect or either (i) repurchase the Depositor’s interest in such Defective Timeshare Loan from the Depositor at the Repurchase Price or (ii) provide one or more Qualified Substitute Timeshare Loans and pay the related Substitution Shortfall Amounts, if any.  The Seller acknowledges that the Depositor shall, pursuant to the Sale Agreement sell Timeshare Loans and rights and remedies acquired hereunder to the Issuer and that the Issuer shall pledge such Timeshare Loans and rights to the Indenture Trustee.  The Seller further acknowledges that the Indenture Trustee will be appointed attorney-in-fact under the Indenture and may enforce the Seller’s repurchase or substitution obligations if the Seller has not complied with its repurchase or substitution obligations under this Agreement within the aforementioned 30-day or 60-day period.

(b) Optional Purchases or Substitutions of Club Loans.  The Depositor hereby irrevocably grants to the Seller any option to repurchase or substitute Original Club Loans it has under the Sale Agreement and as described in the following sentence.  With respect to any Original Club Loans for which the related Obligor has elected to effect and the Seller has agreed to effect an Upgrade, the Seller will (at its option) either (i) pay the Repurchase Price for such Original Club Loan or (ii) substitute one or more Qualified Substitute Timeshare Loans for such Original Club Loan and pay the related Substitution Shortfall Amounts, if any; provided,  however, that the Seller’s option to substitute one or more Qualified Substitute Timeshare Loans for an Original Club Loan is limited on any date to (x) 20% of the then Aggregate Initial Loan Balance less (y) the Loan Balances of all Original Club Loans previously substituted by the Seller pursuant to this Section 6(b) on the related substitution dates pursuant to this Agreement and/or the Sale Agreement.  The Seller shall use its best efforts to exercise its substitution option with respect to Original Club Loans prior to exercise of its repurchase option.  To the extent that the Seller shall elect to substitute Qualified Substitute Timeshare Loans for an Original Club Loan, the Seller shall use its best efforts to cause each such Qualified Substitute Timeshare Loan to be, in the following order of priority, (i) the Upgrade Club Loan related to such Original Club Loan and (ii) an Upgrade Club Loan unrelated to such Original Club Loan.

(c) Optional Purchases or Substitutions of Defaulted Timeshare Loans.  The Depositor hereby irrevocably grants to the Seller an option to repurchase or substitute Defaulted Timeshare Loans it has under the Sale Agreement and as described in the following sentence.  With respect to Defaulted Timeshare Loans on any date, the Seller will have the option, but not the obligation, to either (i) purchase such Defaulted Timeshare Loan at the Repurchase Price of such Defaulted Timeshare Loan or (ii) substitute one or more Qualified Substitute Timeshare Loans for such Defaulted Timeshare Loan and pay the related Substitution Shortfall Amount, if any; provided,  however, that the Seller’s option to purchase a Defaulted Timeshare Loan or to substitute one or more Qualified Substitute Timeshare Loans for a Defaulted Timeshare Loan is limited on any date to the Optional Purchase Limit and the Optional Substitution Limit, respectively.  The Seller may irrevocably waive its option to purchase or substitute a related Defaulted Timeshare Loan by delivering or causing to be delivered to the Indenture Trustee a Waiver Letter in the form of Exhibit A attached hereto.

(d) Payment of Repurchase Prices and Substitution Shortfall Amounts. The Seller hereby agrees to remit or cause to be remitted all amounts in respect of Repurchase Prices and Substitution Shortfall Amounts payable during the related Due Period in immediately available funds to the Indenture Trustee to be deposited in the Collection Account on the related Funding Date in accordance with the provisions of the Indenture.  In the event that more than one Timeshare Loan is replaced pursuant to Sections 6(a), (b) or (c) hereof on any Funding Date, the Substitution Shortfall Amounts and the Loan Balances of Qualified Substitute Timeshare Loans shall be calculated on an aggregate basis for all substitutions made on such Funding Date.

(e) Schedule of Timeshare Loans. The Seller hereby agrees, on each date on which a Timeshare Loan has been repurchased, purchased or substituted, to provide or cause to be provided to the Depositor, the Issuer and the Indenture Trustee with an electronic supplement to the Schedule of Timeshare Loans reflecting the removal and/or substitution of Timeshare Loans and subjecting any Qualified Substitute Timeshare Loans to the provisions of this Agreement.

(f) Qualified Substitute Timeshare Loans. Pursuant to Section 6(g) hereof, on the related Transfer Date, the Seller hereby agrees to deliver or to cause the delivery of the Timeshare Loan Files relating to the Qualified Substitute Timeshare Loans to the Indenture

Trustee or to the Custodian, at the direction of the Indenture Trustee, in accordance with the provisions of the Indenture and the Custodial Agreement.  As of such related Transfer Date, the Seller does hereby transfer, assign, sell and grant to the Depositor, without recourse (except as provided in Section 6 and Section 8 hereof), any and all of the Seller’s right, title and interest in and to (i) each Qualified Substitute Timeshare Loan conveyed to the Depositor on such Transfer Date, (ii) the Receivables in respect of the Qualified Substitute Timeshare Loans due after the related Cut-Off Date, (iii) the related Timeshare Loan Documents (excluding any rights as developer or declarant under the Timeshare Declaration, the Timeshare Program Consumer Documents or the Timeshare Program Governing Documents), (iv) all Related Security in respect of such Qualified Substitute Timeshare Loan and (v) all income, payments, proceeds and other benefits and rights related to any of the foregoing (the property in clauses (i) - (v) being the “QSTL Assets”).  Upon such sale, the ownership of each Qualified Substitute Timeshare Loan and all collections allocable to principal and interest thereon after the related Cut-Off Date and all other property interests or rights conveyed pursuant to and referenced in this Section 6(f) shall immediately vest in the Depositor, its successors and assigns. The Seller shall not take any action inconsistent with such ownership nor claim any ownership interest in any Qualified Substitute Timeshare Loan for any purpose whatsoever other than federal and state income tax reporting. The Seller agrees that such Qualified Substitute Timeshare Loans shall be subject to the provisions of this Agreement and shall thereafter be deemed a “Timeshare Loan” for the purposes of this Agreement.

(g) Officer’s Certificate for Qualified Substitute Timeshare Loans. The Seller shall, on each related Transfer Date, certify or cause to be certified in writing to the Depositor, the Issuer and the Indenture Trustee that each new Timeshare Loan meets all the criteria of the definition of “Qualified Substitute Timeshare Loan” and that (i) the Timeshare Loan Files for such Qualified Substitute Timeshare Loans have been delivered to the Custodian or shall be delivered within five Business Days of the applicable Transfer Date, and (ii) the Timeshare Loan Servicing Files for such Qualified Substitute Timeshare Loans have been delivered to the Servicer.

(h) Release. In connection with any repurchase, purchase or substitution of one or more Timeshare Loans contemplated by this Section 6, upon satisfaction of the conditions contained in this Section 6, the Depositor, the Issuer and the Indenture Trustee shall execute and deliver or shall cause the execution and delivery of such releases and instruments of transfer or assignment presented to it by the Seller, in each case without recourse, as shall be necessary to vest in the Seller or its designee the legal and beneficial ownership of such Timeshare Loans; provided,  however, that with respect to any release of a Timeshare Loan that is substituted by one or more Qualified Substitute Timeshare Loans, the Issuer and the Indenture Trustee shall not execute and deliver or cause the execution and delivery of such releases and instruments of transfer or assignment until the Funding Agents and the Servicer receive a Custodian’s Certification for such Qualified Substitute Timeshare Loan. The Depositor, the Issuer and the Indenture Trustee shall cause the Custodian to release the related Timeshare Loan Files to the Seller or its designee and the Servicer to release the related Timeshare Loan Servicing Files to the Seller or its designee; provided,  however, that with respect to any Timeshare Loan File or Timeshare Loan Servicing File related to a Timeshare Loan that has been substituted by a Qualified Substitute Timeshare Loan, the Issuer and the Indenture Trustee shall not cause the Custodian and the Servicer to release the related Timeshare Loan File and the Timeshare Loan

Servicing File, respectively, until the Funding Agents, the Indenture Trustee and the Servicer receive a Custodian’s Certification for such Qualified Substitute Timeshare Loan.

(i) Sole Remedy. It is understood and agreed that the obligations of the Seller contained in Section 6(a) hereof to cure a breach, or to repurchase or substitute Defective Timeshare Loans and the obligation of the Seller to indemnify pursuant to Section 8 hereof, shall constitute the sole remedies available to the Depositor or its subsequent assignees for the breaches of any representation or warranty contained in Section 5 hereof and such remedies are not intended to and do not constitute “credit recourse” to the Seller.

section 7. Additional Covenants of the Seller. The Seller hereby covenants and agrees with the Depositor as follows:

(a) It shall comply with all laws, rules, regulations and orders applicable to it and its business and properties except where the failure to comply will not have a material adverse effect on its business or its ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or under the transactions contemplated hereunder or thereunder or the validity or enforceability of the Timeshare Loans.

(b) It shall preserve and maintain its existence (corporate or otherwise), rights, franchises and privileges in the jurisdiction of its organization and except where the failure to so preserve and maintain will not have a material adverse effect on its business or its ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or under the transactions contemplated hereunder or thereunder or the validity or enforceability of the Timeshare Loans.

(c) On each Funding Date, it shall indicate in its and its Affiliates’ computer files and other records that each Timeshare Loan has been sold to the Depositor.

(d) It shall respond to any inquiries with respect to ownership of a Timeshare Loan by stating that such Timeshare Loan has been sold to the Depositor and that the Depositor is the owner of such Timeshare Loan.

(e) On or prior to the Closing Date, it shall file or cause to be filed, at its own expense, financing statements in favor of the Depositor, and, if applicable, the Issuer and the Indenture Trustee on behalf of the Noteholders, with respect to the Timeshare Loans, in the form and manner reasonably requested by the Depositor or its assigns.  The Seller shall deliver file-stamped copies of such financing statements to the Depositor, the Issuer and the Indenture Trustee on behalf of the Noteholders.

(f) It agrees from time to time to, at its expense, promptly execute and deliver all further instruments and documents, and to take all further actions, that may be necessary, or that the Depositor, the Issuer or the Indenture Trustee may reasonably request, to perfect, protect or more fully evidence the sale and contribution of the Timeshare Loans to the Depositor, or to enable the Depositor to exercise and enforce its rights and remedies hereunder or under any Timeshare Loan including, but not limited to, powers of attorney, UCC financing statements and assignments of mortgage.  It hereby appoints the Depositor, the Issuer and the Indenture Trustee as attorneys-in-fact, which appointment is coupled with an interest and is therefore irrevocable, to act on behalf and in the name of the Seller under this Section 7(f).

(g) Any change in the legal name of the Seller and any use by it of any trade name, fictitious name, assumed name or “doing business as” name occurring after the Closing Date shall be promptly (but not later than ten Business Days) disclosed to the Depositor and the Indenture Trustee in writing.

(h) Upon the discovery or receipt of notice by a Responsible Officer of the Seller of a breach of any of its representations or warranties and covenants contained herein, the Seller shall promptly disclose to the Depositor, the Issuer and the Indenture Trustee, in reasonable detail, the nature of such breach.

(i) In the event that the Seller shall receive any payments in respect of a Timeshare Loan after the Closing Date or Funding Date, as applicable, the Seller shall, within two (2) Business Days of receipt, transfer or cause to be transferred, such payments to the Lockbox Account.

(j) The Seller will keep its principal place of business and chief executive office and the office where it keeps its records concerning the Timeshare Loans at the address of Bluegreen listed herein and shall notify the parties hereto of any change to the same at least 30 days prior thereto.

(k) In the event that the Seller or the Depositor or any assignee of the Depositor receives actual notice of any transfer taxes arising out of the transfer, assignment and conveyance of a Timeshare Loan to the Depositor, on written demand by the Depositor, or upon the Seller otherwise being given notice thereof, the Seller shall pay, and otherwise indemnify and hold the Depositor, or any subsequent assignee, harmless, on an after-tax basis, from and against any and all such transfer taxes.

(l) The Seller authorizes the Depositor, the Issuer and the Indenture Trustee to file continuation statements, and amendments thereto, relating to the Timeshare Loans and all payments made with regard to the related Timeshare Loans without the signature of the Seller where permitted by law. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law. The Depositor confirms that it is not its present intention to file a photocopy or other reproduction of this Agreement as a financing statement, but reserves the right to do so if, in its good faith determination, there is at such time no reasonable alternative remaining to it.

section 8. Indemnification.

(a) The Seller agrees to indemnify the Depositor, the Issuer, the Indenture Trustee, the Noteholders, the Purchasers and the Funding Agents (collectively, the “Indemnified Parties”) against any and all claims, losses, liabilities, (including legal fees and related costs reasonably incurred and the costs of defending any claim or bringing any claim to enforce the indemnification or other obligations of the Seller hereunder) that the Depositor, the Issuer, the Indenture Trustee, the Noteholders or the Funding Agents may sustain directly related to any breach of the representations and warranties of the Seller under Section 5 hereof (the

“Indemnified Amounts”) excluding,  however (i) Indemnified Amounts to the extent resulting from the gross negligence or willful misconduct on the part of such Indemnified Party; (ii) any recourse for any uncollectible Timeshare Loan not related to a breach of representation or warranty; (iii) recourse to the Seller for a Defective Timeshare Loan so long as the same is cured, substituted or repurchased pursuant to Section 6 hereof, (iv) income, franchise or similar taxes by such Indemnified Party arising out of or as a result of this Agreement or the transfer of the Timeshare Loans; (v) Indemnified Amounts attributable to any violation by an Indemnified Party of any Requirement of Law related to an Indemnified Party; or (vi) the operation or administration of the Indemnified Party generally and not related to the enforcement of this Agreement. The Seller shall (A) promptly notify the Depositor and the Indenture Trustee if a claim is made by a third party with respect to this Agreement or the Timeshare Loans, and relating to (i) the failure by the Seller to perform its duties in accordance with the terms of this Agreement or (ii) a breach of the Seller’s representations, covenants and warranties contained in this Agreement, (B) assume (with the consent of the Depositor, the Issuer, the Indenture Trustee, the Noteholders or the Funding Agents, as applicable, which consent shall not be unreasonably withheld) the defense of any such claim and (C) pay all expenses in connection therewith, including legal counsel fees reasonably incurred and promptly pay, discharge and satisfy any judgment, order or decree which may be entered against it or the Depositor, the Issuer, the Indenture Trustee, the Noteholders or the Funding Agents in respect of such claim. If the Seller shall have made any indemnity payment pursuant to this Section 8 and the recipient thereafter collects from another Person any amount relating to the matters covered by the foregoing indemnity, the recipient shall promptly repay such amount to the Seller.

(b) The obligations of the Seller under this Section 8 to indemnify the Depositor, the Issuer, the Indenture Trustee, the Noteholders and the Funding Agents shall survive the termination of this Agreement, the resignation or removal of the parties hereto and continue until the Notes are paid in full or otherwise released or discharged.

section 9. No Proceedings. The Seller hereby agrees that it will not, directly or indirectly, institute, or cause to be instituted, or join any Person in instituting, against the Depositor or any Association, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law so long as there shall not have elapsed one year plus one day since the latest maturing Notes issued by the Issuer.

section 10. Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing and mailed or telecommunicated, or delivered as to each party hereto, at its address set forth below or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall not be effective until received by the party to whom such notice or communication is addressed.

Seller

Bluegreen Corporation
4960 Conference Way North, Suite 100
Boca Raton, Florida  33431

Attention: Anthony M. Puleo, Senior Vice President, CFO & Treasurer
Facsimile:  (561) 912-8123

Depositor

Bluegreen Timeshare Finance Corporation I
4950 Communication Avenue, Suite 900
Boca Raton, Florida  33431
Attention: Allan J. Herz, President & Assistant Treasurer
Facsimile:  (561) 443-8743

section 11. No Waiver; Remedies. No failure on the part of the Seller, the Depositor or any assignee thereof to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any other remedies provided by law.

section 12. Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the Depositor and its respective successors and assigns. Any assignee of the Depositor shall be an express third party beneficiary of this Agreement, entitled to directly enforce this Agreement. The Seller may not assign any of its rights and obligations hereunder or any interest herein without the prior written consent of the Depositor and any assignee thereof. The Depositor may, and intends to, assign all of its rights hereunder to the Issuer and the Seller consents to any such assignment.  This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until its termination; provided,  however, that the rights and remedies with respect to any breach of any representation and warranty made by the Seller pursuant to Section 5 hereof and the repurchase or substitution and indemnification obligations shall be continuing and shall survive any termination of this Agreement but such rights and remedies may be enforced only by the Depositor, the Issuer and the Indenture Trustee.

section 13. Amendments; Consents and Waivers. No modification, amendment or waiver of, or with respect to, any provision of this Agreement, and all other agreements, instruments and documents delivered thereto, nor consent to any departure by the Seller from any of the terms or conditions thereof shall be effective unless it shall be in writing and signed by each of the parties hereto, the written consent of the Funding Agents on behalf of the Required Purchasers (covering matters of the type referred to in Section 9.1 of the Indenture) or the written consent of the Required Purchasers (on all other matters) is given and, to the extent the Notes are rated, confirmation from the Rating Agency that such action will not result in a downgrade, withdrawal or qualification of any rating assigned to the Notes is received. The Seller shall provide the Funding Agents and, to the extent the Notes are rated, the Rating Agency with such proposed modifications, amendments or waivers. Any waiver or consent shall be effective only in the specific instance and for the purpose for which given. No consent to or demand by the Seller in any case shall, in itself, entitle it to any other consent or further notice or demand in similar or other circumstances. The Seller acknowledges that in connection with the intended assignment by the Depositor of all of its right, title and interest in and to each Timeshare Loan to the Issuer, the Issuer intends to issue the Notes, the proceeds of which will be used by the Issuer to purchase the Timeshare Loans from the Depositor under the terms of the Sale Agreement.

section 14. Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation, shall not in any way be affected or impaired thereby in any other jurisdiction. Without limiting the generality of the foregoing, in the event that a Governmental Authority determines that the Depositor may not purchase or acquire the Timeshare Loans, the transactions evidenced hereby shall constitute a loan and not a purchase and sale and contribution to capital, notwithstanding the otherwise applicable intent of the parties hereto, and the Seller shall be deemed to have granted to the Depositor as of the date hereof, a first priority perfected security interest in all of the Seller’s right, title and interest in, to and under such Timeshare Loans and the related property as described in Section 2 hereof.

section 15. GOVERNING LAW; CONSENT TO JURISDICTION.

(A) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

(B) THE PARTIES TO THIS AGREEMENT HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY AND EACH PARTY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL DIRECTED TO its aDDRESS SET FORTH IN secTION 10 HEREOF AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE DAYS AFTER THE SAME SHALL HAVE BEEN DEPOSITED IN THE U.S. MAILS, POSTAGE PREPAID. THE PARTIES HERETO EACH WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT. NOTHING IN THIS SECTION 15 SHALL AFFECT THE RIGHT OF THE parties to this agreement TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF ANY OF THEM TO BRING ANY ACTION OR PROCEEDING IN THE COURTS OF ANY OTHER JURISDICTION.

section 16. WAIVERS OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO TRIAL 20

BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR ANY OTHER DOCUMENT OR INSTRUMENT RELATED HERETO AND FOR ANY COUNTERCLAIM THEREIN.
section 17. Heading. The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

section 18. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.  Delivery of an executed counterpart of this Agreement by facsimile or other electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof and deemed an original.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BLUEGREEN TIMESHARE FINANCE
CORPORATION I, as Depositor

By:
Name: Allan J. Herz
Title: President and Assistant Treasurer

BLUEGREEN CORPORATION, as Seller

By:_______________________________________
Name: Anthony M. Puleo
Title: Senior Vice President, CFO and Treasurer

Agreed and acknowledged as to
the last paragraph of Section 3
herein only:

BLUEGREEN VACATION CLUB TRUST

By: Vacation Trust, Inc., Individually and as Club Trustee

By:_______________________________________
Name:
Title:

[Signature Page to Second Amended and Restated Purchase and Contribution Agreement]

Annex A

Seventh Amended and Restated Standard Definitions

Annex A

Schedule I

Representations and Warranties of the Seller Regarding the Timeshare Loans

With respect to each Timeshare Loan, as of the related Funding Date (or if so specified, as of the related Cut-Off Date):

(a)	payments due under such Timeshare Loan are fully-amortizing and payable in level monthly installments;
(b)	the payment obligations under such Timeshare Loan bear a fixed rate of interest;
(c)

the Obligor thereunder has made total payments (comprised of a down payment and/or principal payments) by cash, check, credit card or otherwise of at least 10% of the actual purchase price (including closing costs) of the related Timeshare Property (which down payment may, (i) in the case of Upgrade Club Loans or conversion in connection with an Introductory Loan, be represented in whole or in part by the principal payments and down payment made on, as applicable, such related Original Club Loan or the related Introductory Loan since its date of origination, or (ii) in the case of an Upgrade or a conversion in connection with an Introductory Product, be represented in whole or in part by the amount paid where the Obligor has paid in full, whether at the point of sale or otherwise, for the original Timeshare Property or Introductory Product, as applicable) and no part of such payment has been made or loaned to the Obligor by Depositor, the Seller or an Affiliate thereof;

(d)	as of the related Cut-Off Date, such Timeshare Loan is not a Defaulted Timeshare Loan and no principal or interest due with respect to the Timeshare Loan is 31 days or more delinquent;
(e)

the Obligor related to such Timeshare Loan is not an Affiliate of Bluegreen or any Subsidiary; provided,  that solely for the purposes of this representation, a relative of an employee and employees of Bluegreen or any Subsidiary (or any of its Affiliates) shall not be deemed to be an “Affiliate” (unless such person is an “affiliate” (as defined under GAAP) of Bluegreen);

(f)

immediately prior to the conveyance of such Timeshare Loan to the Depositor, the Seller will own full legal and equitable title to such Timeshare Loan, and the Timeshare Loan (and the related Timeshare Property) is free and clear of adverse claims, liens and encumbrances and is not subject to claims of rescission, invalidity, unenforceability, illegality, defense, offset, abatement, diminution, recoupment, counterclaim or participation or ownership interest in favor of any other Persons, other than Permitted Liens;

(g)	such Timeshare Loan (other than an Aruba Club Loan) is secured directly by a first priority Mortgage on the related purchased Timeshare Property;

I-

(h)

with respect to each Deeded Club Loan, the Timeshare Property mortgaged by or at the direction of the related Obligor constitutes a fractional fee simple timeshare interest in real property at the related Resort or an undivided interest in a Resort (or a phase thereof) associated with a Unit that entitles the holder of the interest to the use of a specific property for a specified number of days each year or every other year, subject to the rules of the Bluegreen Vacation Club; the related Mortgage has been delivered for filing and recordation with all appropriate governmental authorities in all jurisdictions in which such Mortgage is required to be filed and recorded to create a valid, binding and enforceable first Lien on the related Timeshare Property and such Mortgage creates a valid, binding and enforceable first Lien on the related Timeshare Property, subject only to Permitted Liens; and the Seller is in compliance with any Permitted Lien respecting the right to the use of such Timeshare Property; the Assignment of Mortgage and each related endorsement of the related Mortgage Note constitutes a duly executed, legal, valid, binding and enforceable assignment or endorsement, as the case may be, of such related Mortgage and related Mortgage Note, and all monies due or to become due thereunder, and all proceeds thereof;

(i)

with respect to the Obligor related to such Timeshare Loan and the related Timeshare Property purchased by such Obligor, there is only one original Mortgage (or certified true copy of the related Mortgage) and Mortgage Note (or Lost Note Affidavit), in the case of a Deeded Club Loan, and, only one original Owner Beneficiary Agreement (or Lost Note Affidavit), in the case of an Aruba Club Loan; all parties to the related Mortgage and the related Mortgage Note (and, in the case of an Aruba Club Loan, Owner Beneficiary Agreement) had legal capacity to enter into such Timeshare Loan Documents and to execute and deliver such related Timeshare Loan Documents, and such related Timeshare Loan Documents have been duly and properly executed by such parties; any amendments to such related Timeshare Loan Documents required as a result of any mergers involving the Seller or its predecessors, to maintain the rights of the Seller or its predecessors thereunder as a mortgagee (or a Seller, in the case of an Aruba Club Loan) have been completed;

(j)

at the time of origination of such Timeshare Loan, the applicable Originator had full power and authority to originate such Timeshare Loan and the Obligor or the Club Trustee had good and indefeasible fee title or good and marketable fee simple title, or, in the case of an Aruba Club Loan, a cooperative interest, as applicable, to the Timeshare Property related to such Timeshare Loan, free and clear of all Liens, except for Permitted Liens;

(k)

the Mortgage (or, in the case of an Aruba Club Loan, the related Owner Beneficiary Agreement) contains customary and enforceable provisions so as to render the rights and remedies of the holder thereof adequate for the realization against the related Timeshare Property of the benefits of the security interests or lender’s contractual rights intended to be provided thereby, including (a) if the Mortgage is a deed of trust, by trustee’s sale, including power of sale, (b) otherwise by judicial foreclosure or power of sale and/or (c) termination of the contract, retention of Obligor deposits and payments towards such Timeshare Loan by the Originator or lender, as the case may be, and expulsion from the Club; in the case of the Deeded Club Loans, there is no exemption available to the related Obligor which would interfere with the mortgagee’s right to sell at a trustee’s sale or power of sale or right to foreclose such related Mortgage, as applicable;

(l)	any Mortgage Note related to such Timeshare Loan is not and has not been secured by any collateral except the Lien of the related Mortgage;
(m)

if a Mortgage secures such Timeshare Loan, the title to the related Timeshare Property is insured (or a binding commitment, which may be a master commitment referencing one or more Mortgages, for title insurance, not subject to any conditions other than standard conditions applicable to all binding commitments, has been issued) under a mortgagee title insurance policy (which may consist of one master policy referencing one or more such Mortgages) issued by a title insurer qualified to do business in the jurisdiction where the related Timeshare Property is located in a form generally acceptable to prudent originators of similar mortgage loans, insuring the Seller or its predecessor and its successors and assigns, as to the first priority mortgage Lien of the related Mortgage in an amount equal to the original outstanding Loan Balance of such Timeshare Loan, and otherwise in form and substance acceptable to the Indenture Trustee; the Seller or its assignees is a named insured of such mortgagee’s title insurance policy; such mortgagee’s title insurance policy is in full force and effect; no claims have been made under such mortgagee’s title insurance policy and no prior holder of such Timeshare Loan has done or omitted to do anything which would impair the coverage of such mortgagee’s title insurance policy; no premiums for such mortgagee’s title insurance policy, endorsements and all special endorsements are past due;

(n)

the Seller has not taken (or omitted to take), and has no notice that the Obligor related to such Timeshare Loan has taken (or omitted to take), any action that would impair or invalidate the coverage provided by any hazard, title or other insurance policy on the related Timeshare Property;

(o)	all applicable intangible taxes and documentary stamp taxes have been paid on such Timeshare Loan;
(p)

the proceeds of such Timeshare Loan have been fully disbursed, there is no obligation to make future advances or to lend additional funds under the applicable Originator’s commitment or the documents and instruments evidencing or securing such Timeshare Loan and no such advances or loans have been made since the origination of such Timeshare Loan;

(q)

the terms of each Timeshare Loan Document related to such Timeshare Loan have not been impaired, waived, altered or modified in any respect, except (x) by written instruments which are part of the related Timeshare Loan Documents or

(y) in accordance with the Credit Policy in effect at the time of origination, the Collection Policy or the Servicing Standard (provided that no Timeshare Loan has been impaired, waived, altered, or modified in any respect more than once).  No other instrument has been executed or agreed to which would affect any such impairment, waiver, alteration or modification; the Obligor has not been released from liability on or with respect to such Timeshare Loan, in whole or in part; if required by law or prudent originators of similar loans in the jurisdiction where the related Timeshare Property is located, all waivers, alterations and modifications have been filed and/or recorded in all places necessary to perfect, maintain and continue a valid first priority Lien of the related Mortgage, subject only to Permitted Liens;

(r)	other than if it is an Aruba Club Loan, such Timeshare Loan is principally and directly secured by an interest in real property;
(s)

such Timeshare Loan was originated by one of the Seller’s Affiliates in the normal course of its business; was originated and underwritten in accordance with its underwriting guidelines and the Credit Policy in effect at the time of origination; and the to the Depositor's Knowledge origination, servicing and collection practices used by the Seller’s Affiliates with respect to such Timeshare Loan have been in all respects, legal, proper, prudent and customary;

(t)

such Timeshare Loan is assignable to and by the obligee and its successors and assigns and the related Timeshare Property is assignable upon liquidation of such Timeshare Loan, without the consent of any other Person (including any Association, condominium association, homeowners’ or timeshare association);

(u)	the Mortgage related to such Timeshare Loan is and will be prior to any Lien on, or other interests relating to, the related Timeshare Property subject to Permitted Liens;
(v)

to the Seller’s Knowledge, there are no delinquent or unpaid taxes, ground rents (if any), water charges, sewer rents or assessments outstanding with respect to any of the Timeshare Properties, nor any other outstanding Liens or charges affecting the Timeshare Properties related to such Timeshare Loan that would affect the Lien of the related Mortgage or otherwise materially affect the interests of the Indenture Trustee on behalf of the Noteholders in such Timeshare Loan;

(w)

other than with respect to delinquent payments of principal or interest 30 (thirty) or fewer days past due as of the Cut-Off Date, there is no default, breach, violation or event of acceleration existing under the Mortgage, the related Mortgage Note or any other document or instrument evidencing, guaranteeing, insuring or otherwise securing such Timeshare Loan, and no event which, with the lapse of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration thereunder; and the Seller has not waived any such material default, breach, violation or event of acceleration under the Owner Beneficiary Agreement,

Mortgage, the Mortgage Note or any such other document or instrument, as applicable;
(x)	neither the Obligor related to such Timeshare Loan nor any other Person has the right, by statute, contract or otherwise, to seek the partition of the Timeshare Property;
(y)

as of the related Cut-Off Date, such Timeshare Loan has not been satisfied, canceled, rescinded or subordinated, in whole or in part; no portion of the related Timeshare Property has been released from the Lien of the related Mortgage, in whole or in part; no instrument has been executed that would effect any such satisfaction, cancellation, rescission, subordination or release; the terms of the related Mortgage do not provide for a release of any portion of the related Timeshare Property from the Lien of the related Mortgage except upon the payment of such Timeshare Loan in full;

(z)

the Seller and any of its Affiliates and, to the Seller’s Knowledge, each other party which has had an interest in such Timeshare Loan is (or, during the period in which such party held and disposed of such interest, was) in compliance with any and all applicable filing, licensing and “doing business” requirements of the laws of the state wherein the related Timeshare Property is located to the extent necessary to permit the Seller to maintain or defend actions or proceedings with respect to such Timeshare Loan in all appropriate forums in such state without any further act on the part of any such party;

(aa)	there is no current obligation on the part of any other person (including any buy down arrangement) to make payments on behalf of the Obligor in respect of such Timeshare Loan;
(bb)

the Associations related to such Timeshare Loan were duly organized and are validly existing; a manager (the “Manager”) manages such Resort and performs services for the Associations, pursuant to an agreement between the Manager and the respective Associations, such contract being in full force and effect; to the Seller’s Knowledge the Manager and the Associations have performed in all material respects all obligations under such agreement and are not in default under such agreement;

(cc)

in the case of the Opinion Resorts (other than La Cabana Resort) and to the Seller’s Knowledge with respect to the Non-Opinion Resorts and La Cabana Resort, (i) the Resort related to such Timeshare Loan is insured in the event of fire, earthquake, or other casualty for the full replacement value thereof, and in the event that the related Timeshare Property should suffer any loss covered by casualty or other insurance, upon receipt of any insurance proceeds, the Associations at the Resorts are required, during the time such Resort is covered by such insurance, under the applicable governing instruments either to repair or rebuild the portions of the Resort in which the related Timeshare Property is located or to pay such proceeds as their interests may appear to the holders of any related Mortgage secured by the Timeshare Property located at such Resort; (ii) the related Resort, if located in a designated flood plain, maintains flood insurance in an amount not less than the maximum level available (without regard to reasonable deductibles) under the National Flood Insurance Act of 1968, as amended or any applicable laws; (iii) the related Resort has business interruption insurance and general liability insurance in such amounts generally acceptable in the industry; and (iv) the related Resort’s insurance policies are in full force and effect with a generally acceptable insurance carrier;

(dd)

the obligee of the related Mortgage related to such Timeshare Loan and its successors and assigns have the right to receive and direct the application of insurance and condemnation proceeds received in respect of the related Timeshare Property, except where the related condominium declarations, timeshare declarations, the Club Trust Agreement or applicable state law provide that insurance and condemnation proceeds be applied to restoration or replacement of the improvements or acquisition of similar improvements, as the case may be;

(ee)	each rescission period applicable to such Timeshare Loan has expired;
(ff)

no selection procedures were intentionally utilized by the Seller in selecting such Timeshare Loan which the Seller knew were materially adverse to the Depositor, the Indenture Trustee or the Noteholders;

(gg)

except as set forth on Schedule II hereto, in the case of Opinion Resorts (other than La Cabana Resort) and the Seller’s Knowledge with respect to the Non-Opinion Resorts and the La Cabana Resort, the Units related to such Timeshare Loan in the related Resort have been completed in all material respects as required by applicable state and local laws, free of all defects that could give rise to any claims by the related Obligors under home warranties or applicable laws or regulations, whether or not such claims would create valid offset rights under the law of the State in which the Resort is located; to the extent required by applicable law, valid certificates of occupancy for such Units have been issued and are currently outstanding; the Seller or any of its Affiliates have complied in all material respects with all obligations and duties incumbent upon the developers under the related timeshare declaration (each a “Declaration”), as applicable, or similar applicable documents for the related Resort; no practice, procedure or policy employed by the related Association in the conduct of its business violates any law, regulation, judgment or agreement, including, without limitation, those relating to zoning, building, use and occupancy, fire, health, sanitation, air pollution, ecological, environmental and toxic wastes, applicable to such Association which, if enforced, would reasonably be expected to (a) have a material adverse impact on such Association or the ability of such Association to do business, (b) have a material adverse impact on the financial condition of such Association, or (c) constitute grounds for the revocation of any license, charter, permit or registration which is material to the conduct of the business of such Association; the related Resort and the present use thereof does not violate any applicable environmental, zoning or building laws, ordinances, rules or regulations of any governmental authority, or any covenants or restrictions of record, so as to materially adversely affect the value or use of such Resort or the performance by the related Association of its obligations pursuant to and as contemplated by the terms and provisions of the related Declaration; there is no condition presently existing, and to the Seller’s Knowledge, no event has occurred or failed to occur prior to the date hereof, concerning the related Resort relating to any hazardous or toxic materials or condition, asbestos or other environmental or similar matters which would reasonably be expected to materially and adversely affect the present use of such Resort or the financial condition or business operations of the related Association, or the value of the Notes;

(hh)	[RESERVED];
(ii)	payments with respect to such Timeshare Loan are to be in legal tender of the United States;
(jj)	all monthly payments (as applicable) made with respect to such Timeshare Loan have been made by the Obligor and not by the Seller or any Affiliate of the Seller on the Obligor’s behalf;
(kk)	such Timeshare Loan relates to an Approved Resort;
(ll)	such Timeshare Loan constitutes either “chattel paper”, a “general intangible” or an “instrument” as defined in the UCC as in effect in all applicable jurisdictions;
(mm)

the sale, transfer and assignment of such Timeshare Loan and the Related Security does not contravene or conflict with any law, rule or regulation or any contractual or other restriction, limitation or encumbrance, and the sale, transfer and assignment of such Timeshare Loan and Related Security does not require the consent of the Obligor;

(nn)

such Timeshare Loan, the Related Security, related Assignment of Mortgage, related Mortgage, related Mortgage Note, related Owner Beneficiary Agreement (each as applicable) and each other related Timeshare Loan Document are in full force and effect, constitute the legal, valid and binding obligation of the Obligor thereof enforceable against such Obligor in accordance with its terms subject to the effect of bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, assignment, liquidation, conservatorship or moratorium, and is not subject to any dispute, offset, counterclaim or defense whatsoever;

(oo)

such Timeshare Loan relates to a Completed Unit; such Timeshare Loan and the Related Security do not, and the origination of each Timeshare Loan did not, contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, retail installment sales, truth in lending, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party thereto has been or is in violation of any such law, rule or regulation in any material respect if such violation would impair the collectability of such

Timeshare Loan and the Related Security; no Timeshare Loan was originated in, or is subject to the laws of, any jurisdiction under which the sale, transfer, conveyance or assignment of such Timeshare Loan would be unlawful, void or voidable;

(pp)

to the Seller’s Knowledge, (i) no bankruptcy is currently existing with respect to the Obligor related to such Timeshare Loan, (ii) such Obligor is not insolvent and (iii) such Obligor is not an Affiliate of the Seller;

(qq)	[RESERVED];
(rr)

except if such Timeshare Loan is a Qualified Substitute Timeshare Loan that is an Upgrade Loan replacing its related Original Club Loan, the Obligor related to such Timeshare Loan has made at least one required payment with respect to the Timeshare Loan (not including any down payment);

(ss)

if a Resort (other than La Cabana Resort) is subject to a construction loan, the construction lender shall have signed and delivered a non-disturbance agreement (which may be contained in such lender’s mortgage) pursuant to which such construction lender agrees not to foreclose on any Timeshare Properties relating to such Timeshare Loan or by the terms of the construction loan, the related Timeshare Property has been released from the lien created thereby which have been sold pursuant to this Agreement;

(tt)

except as set forth on Schedule II hereto, the Timeshare Properties and the Resorts related to such Timeshare Loan are free of material damage and waste and are in good repair, ordinary wear and tear excepted, and fully operational, subject to renovations for improvement from time to time; there is no proceeding pending or threatened for the total or partial condemnation of or affecting any Timeshare Property or taking of the Timeshare Property by eminent domain; the Timeshare Properties and the Resorts in which the Timeshare Properties are located are lawfully used and occupied under applicable law by the owner thereof;

(uu)

except as set forth on Schedule II hereto, the portions of the Resorts in which the Timeshare Properties are located which represent the common facilities are free of material damage and waste and are in good repair and condition, ordinary wear and tear excepted, subject to renovations for improvement from time to time;

(vv)	no foreclosure or similar proceedings have been instituted and are continuing with respect to such Timeshare Loan or the related Timeshare Property;
(ww)	if such Timeshare Loan is an Aruba Club Loan, Bluegreen shall own, directly or indirectly, 100% of the economic and voting interests of the Aruba Originator;
(xx)	such Timeshare Loan does not have an original term to maturity in excess of 120 months;

(yy)

to the Seller’s Knowledge, the capital reserves and maintenance fee levels of the Associations of the Resorts related to such Timeshare Loan are adequate in light of the operating requirements of such Associations;

(zz)	except as required by law, such Timeshare Loan may not be assumed without the consent of the obligee;
(aaa)	for each Club Loan, the Obligor under such Timeshare Loan does not have its rights under the Club Trust Agreement suspended;
(bbb)	the payments under such Timeshare Loan are not subject to withholding taxes imposed by any foreign governments;
(ccc)

each entry with respect to such Timeshare Loan as set forth on the Schedule of Timeshare Loans is true and correct.  If such Timeshare Loan is a Qualified Substitute Timeshare Loan, each entry with respect to a Qualified Substitute Timeshare Loan as set forth on the Schedule of Timeshare Loans, as revised, is true and correct;

(ddd)

if such Timeshare Loan relates to a Timeshare Property located in Aruba, a notice has been mailed or will be mailed within 30 days of the related Funding Date, as applicable, to the related Obligor indicating that such Timeshare Loan has been transferred to the Depositor and will ultimately be transferred to the Issuer and pledged to the Indenture Trustee for the benefit of the Noteholders;

(eee)	no broker is, or will be, entitled to any commission or compensation in connection with the transfer of such Timeshare Loans hereunder;
(fff)	if the Obligor related to such Timeshare Loan is paying its scheduled payments by pre-authorized debit or charge, such Obligor has executed an ACH Form;
(ggg)	such Timeshare Loan is not an RDI Loan, an Oasis Lakes Loan, a Conversion Loan or an Introductory Loan;
(hhh)	[RESERVED];
(iii)

if such Timeshare Loan relates to a Timeshare Property located in the State of Michigan and was originated prior to Bluegreen obtaining a license under the Michigan Mortgage Brokers, Lenders and Servicers Licensing Act, Bluegreen shall have confirmed that the interest rate on such Timeshare Loan is enforceable in the manner specified as effective in an opinion by Michigan local counsel;

(jjj)

with respect to any Funding Date, such Timeshare Loan does not, when aggregated with all other Funding Date Timeshare Loans conveyed on such Funding Date, cause any of the following to fail to be true:

(1)	the weighted average FICO Scores of the Obligors (who have FICO Scores) of such Funding Date Timeshare Loans is equal to or greater than 705; and
(2)	the weighted average Timeshare Loan Rates of such Funding Date Timeshare Loans is equal to or greater than 14.00%;
(kkk)	such Timeshare Loan complies with the Credit Policy in effect at the time of origination;
(lll)	the Obligor related to such Timeshare Loan has a FICO Score of 575 or greater, unless the Obligor has no FICO Score;
(mmm)

if the related Obligor either (A) has a FICO Score less than 600 or (B) is a United States resident and does not have a FICO Score, such Obligor has made total payments (comprised of a down payment and/or principal payments) by cash, check, credit card or otherwise equal to at least 20% of the actual purchase price (including closing costs) of the related Timeshare Property (which down payment may, (i) in the case of Upgrade Club Loans or conversion in connection with an Introductory Loan, be represented in whole or in part by the principal payments and down payment made on, as applicable, the related Original Club Loan or the related Introductory Loan since its date of origination or (ii) in the case of an Upgrade or a conversion in connection with an Introductory Product, be represented in whole or in part by the amount paid where the Obligor has paid in full, whether at the point of sale or otherwise, for the original Timeshare Property or Introductory Product, as applicable) and no part of such payment has been made or loaned to the related Obligor by Bluegreen or an Affiliate thereof;

(nnn)	such Timeshare Loan shall not have a Timeshare Loan Rate less than 9.99%, except if subject to the Servicemember Civil Relief Act; and
(ooo)	if such Timeshare Loan is an Aruba Club Loan, such Timeshare Loan does not have a related Mortgage or Mortgage Note.

Schedule II
Exceptions

With respect to (gg), (tt) and (uu):

1.

Christmas Mountain – The homeowners’ associations have approved plans for a redesign, refurbishment and renovation of the Christmas Mountain resort phased over 3 to 5 years with only limited portions of the units being closed at one time.  The total estimated costs are $18,702,000.  A special assessment is phased over a 3 – 5 year period, with the first special assessment assessed in November 2012.  Construction has started.

2.

Shenandoah Crossing - On March 17, 2013 the lodge building at the Shenandoah Crossing resort, composed of only common facilities, sustained extensive damage in a fire.  The casualty is fully insured subject to a $100,000 deductible. The rebuilding process has begun and the structure will be fully restored.  In conjunction with the rebuilding of the lodge building Bluegreen has elected to renovate approximately 48 units that are located adjacent to the lodge building. The lodge and the units are expected to re-open by August 2014.

II-

Schedule 5

Tennessee Tax Audit

In 2005, the State of Tennessee Audit Division (the "Division") audited certain subsidiaries within Bluegreen Resorts for the period from December 1, 2001 through December 31, 2004 (the “Assessment Period”).  On September 23, 2006, the Division issued a notice of assessment for approximately $0.7 million of accommodations tax based on the use of Bluegreen Vacation Club accommodations by Bluegreen Vacation Club members who became members through the purchase of non-Tennessee property.  Bluegreen Corporation (“Bluegreen”) believed the attempt to impose such a tax is contrary to Tennessee law, and vigorously opposed such assessment by the Division. By letter dated May 25, 2011, the Tennessee Department of Revenue issued a decision in which it held that two of the three types of transactions in question were taxable. The State of Tennessee Department of Revenue confirmed that Bluegreen had already remitted the proper amount of sales tax due on one of the two types of taxable transactions, but has taken the position that Bluegreen owed a total of $0.7 million in taxes and interest based on the second type of transaction. On August 1, 2011, Bluegreen filed suit in the Chancery Court of Davidson County, Tennessee for the purpose of invalidating and setting aside the tax assessment made against Bluegreen by the State of Tennessee Department of Revenue. Discovery matters and depositions relative to the litigation were completed.  On December 13, 2013 a hearing on the Motions for Summary Judgment filed by both sides to the litigation was held, at which time the Chancery Court ruled in favor of the Tennessee Department of Revenue.  The Chancery Court ruled that the imposition by the Tennessee Department of Revenue of sales tax for the Assessment Period upon use of Bluegreen Vacation Club accommodations located in Tennessee by Bluegreen Vacation Club members who became members through the purchase of non-Tennessee property was valid.  Bluegreen will pay the validated assessment, plus applicable interest, upon issuance of a final order by the Court.  Bluegreen does not believe this ruling extends beyond the Assessment Period and does not believe the State of Tennessee has the legal right to increase the assessment or apply it to any other time period.

Florida Department of Revenue

Bluegreen and its subsidiaries, Income Tax return audit, Tax Years ended December 31, 2007 - 2010.

In November 2012, Bluegreen received from the Florida Department of Revenue a Notice of Proposed Assessment totaling $0.9 million, including penalties and interest, in connection with its audit of the Bluegreen’s Florida income tax returns for years 2007 to 2010.  Bluegreen believes this assessment to be in error and is defending its position.

V-

Exhibit A

Waiver Letter

Date:

U.S. Bank National Association, as Indenture Trustee of BXG Timeshare Trust I
60 Livingston Avenue

EP-MN-WS3D
St. Paul, Minnesota  55107

BXG Timeshare Trust I
c/o Wilmington Trust Company, as Owner Trustee
1100 North Market Street
Wilmington, Delaware  19890-0001

Attention:Corporate Trust Services
BXG Timeshare Trust I

In accordance with Section 6(c) of that certain Second Amended and Restated Purchase and Contribution Agreement (the “Purchase Agreement”), dated as of May 1, 2017, by and among Bluegreen Corporation, a Florida corporation (“Bluegreen” or a “Seller”) and Bluegreen Timeshare Finance Corporation I, a Delaware corporation (the “Depositor”), the undersigned hereby irrevocably waives its option to repurchase and/or substitute any Defaulted Timeshare Loan listed on Exhibit A attached hereto.

Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

In Witness Whereof, the undersigned has caused its name to be signed hereby by its duly authorized officer, as of the day and year written above.

BLUEGREEN CORPORATION

By:__________________________________
Name:
Title:

A-

Exhibit A to Form of Waiver Letter

A-2

Exhibit B

Club Trust Agreement

B-